Exhibit 10.5
ALLEGION PLC
INCENTIVE STOCK PLAN OF 2013

RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR NON-U.S. PARTICIPANTS
DATED AS OF [GRANT DATE] ("GRANT DATE")

Allegion plc (the “Company”) hereby grants to [insert name] (“Participant”) a restricted stock unit award (the “RSUs”) with respect to [insert number of shares subject to RSUs] ordinary shares of the Company (the “Shares”), pursuant to and subject to the terms and conditions set forth in the Company’s Incentive Stock Plan of 2013 (the “Plan”) and to the terms and conditions set forth in this Restricted Stock Unit Award Agreement (the “Award Agreement”), including any appendix to the Award Agreement for Participant’s country (the “Appendix”). Unless otherwise defined herein, the terms defined in the Plan shall have the same meanings in this Award Agreement.
1.Vesting and Issuance of Shares; Dividend Equivalents.
(a)Participant’s right to receive Shares subject to the RSUs shall vest [insert vesting schedule] of the Grant Date (each anniversary being a “Vesting Date”), subject to Participant’s continued employment with the Company or an Affiliate on each such anniversary.
(b)    Participant shall be entitled to receive an amount equal to any cash dividend paid by the Company upon one Share for each RSU held by Participant when such dividend is paid (“Dividend Equivalent”), provided that, (i) Participant shall have no right to receive the Dividend Equivalents unless and until the associated RSUs vest, (ii) Dividend Equivalents shall not accrue interest and (iii) Dividend Equivalents shall be paid in cash at the time that the associated RSUs vest.
(c)    If Participant’s employment terminates involuntarily by reason of a group termination (including, but not limited to, terminations resulting from sale of a business or division, outsourcing of an entire function, reduction in workforce or closing of a facility) (a “Group Termination Event”), the number of Shares subject to the RSUs that would have vested within 12 months of termination of Participant’s active employment shall vest as of the date of termination of active employment (such date also being a “Vesting Date”) and all other RSUs and associated Dividend Equivalents shall be forfeited as of the date of termination of active employment, and Participant shall have no right to or interest in such RSUs, the underlying Shares or any associated Dividend Equivalents.
(d)    If Participant’s employment terminates due to an Involuntary Loss of Job that occurs between the Grant Date and the first anniversary of completion of the Allegion Spinoff (i.e., December 1, 2014), the Shares subject to the RSUs that have not yet vested shall vest as of the date of such termination of employment (such date also being a “Vesting Date”); however, if Participant has attained age 55 with at least 5 years of service as of such date, the Shares subject to the RSUs that have not yet vested shall continue to vest in accordance with Section 1(f) below.

(e)    If Participant’s employment terminates by reason of disability, the Shares subject to the RSUs that have not yet vested shall vest as of the date of such termination of employment (such date also being a “Vesting Date”).
(f)    Notwithstanding the provisions of Section 1(c) through (e) above, if Participant’s employment terminates after attainment of age 55 with at least 5 years of service (“Retirement”), the Shares subject to the RSUs shall continue to vest according to the schedule set forth in Section 1(a), notwithstanding such termination of employment.
(g)    Notwithstanding the provisions of Section 1(f) above, if Participant’s employment terminates due to death, the Shares subject to the RSUs that have not yet vested shall vest as of the date of such termination of employment (such date also being a “Vesting Date”).
(h)    If Participant’s employment terminates (i) for any reason or in any circumstances other than those specified in Section 1(c) through (g) above or (ii) for cause in the circumstances specified in Section 1(f) above, all unvested RSUs and associated Dividend Equivalents shall be forfeited as of the date of termination of active employment and Participant shall have no right to or interest in such RSUs, the underlying Shares or any associated Dividend Equivalents. For purposes of this Section 1(h), “cause” shall mean (x) any action by Participant involving willful malfeasance or willful gross misconduct having a demonstrable adverse effect on the Company or an Affiliate; (y) Participant being convicted of a felony under the laws of the United States or any state or district (or the equivalent in any foreign jurisdiction); or (z) any material violation of the Company’s code of conduct, as in effect from time to time.
(i)    On or as soon as administratively practicable following each Vesting Date, the Company shall cause to be issued to Participant Shares with respect to the RSUs that become vested on such Vesting Date. However, if the RSUs are considered an item of deferred compensation under Section 409A of the Code and the Shares are distributable by reason of a Participant’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code) during the period that Participant is both subject to U.S. federal income taxation and a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), any Shares that would otherwise be issuable during the 6-month period immediately following Participant’s separation from service will be issued on the first day of the 7th month following Participant’s separation from service (or, if Participant dies during such period, within 30 days after Participant’s death). Such Shares shall be fully paid and non-assessable. Participant will not have any of the rights or privileges of a shareholder of the Company in respect of any Shares subject to the RSUs unless and until such Shares have been issued to Participant.
2.    Definitions.
(a)    Allegion Spinoff shall mean the spinoff of Ingersoll-Rand plc’s commercial and residential security business to the Company.
(b)    Cause, for purposes of Section 2(c) below, shall mean (i) any action by Participant involving willful malfeasance or willful gross misconduct having a demonstrable adverse effect on the Company or an Affiliate; (ii) substantial failure or refusal by Participant to perform his or her employment duties, which failure or refusal continues for a period of 10 days following delivery of written notice of such failure or refusal to Participant by the Company or an Affiliate; (iii) Participant being convicted of a felony under the laws of the United States or any state or district (or the equivalent in any foreign jurisdiction); or (iv) any material violation of the Company’s code of conduct, as in effect from time to time.
(c)    Good Reason shall mean (i) a substantial diminution in Participant’s job responsibilities or a material adverse change in Participant’s title or status (however, performing the same job for a smaller organization following the Allegion Spinoff shall not constitute Good Reason); (ii) a reduction of Participant’s base salary or target bonus (however, a reduction of Participant’s base salary or target bonus shall not constitute Good Reason if there is a broad-based reduction in the base salary or target bonus applicable to employees in the Company or an Affiliate) or the failure to pay Participant’s base salary or bonus when due or the failure to maintain on behalf of Participant (and his or her dependents) benefits which are at least comparable in the aggregate to those in effect prior to the completion of the Allegion Spinoff; or (iii) the relocation of the principal place of Participant’s employment by more than 35 miles from Participant’s principal place of employment immediately prior to the completion of the Allegion Spinoff; however, any of the events described in clauses (i)‑(iii) above shall constitute Good Reason only if the Company (or an Affiliate, if applicable) fails to cure such event within 30 days after receipt from Participant of written notice of the event which constitutes Good Reason; and such Participant shall cease to have a right to terminate due to Good Reason on the 90th day following the later of the occurrence of the event or Participant’s knowledge thereof, unless Participant has given the Company written notice thereof prior to such date.
(d)    Involuntary Loss of Job shall mean, with respect to any Participant, the termination of such Participant’s employment with the Company or an Affiliate (i) by the Company or an Affiliate without Cause, or (ii) by Participant with Good Reason, unless, with respect to both (i) and (ii), the Company can reasonably demonstrate that such occurrence is not substantially related to, or as a result of, the Allegion Spinoff.
3.    Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax‑Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
To satisfy any withholding obligations of the Company and/or the Employer with respect to Tax-Related Items, the Company will withhold Shares otherwise issuable upon vesting of the RSUs. Alternatively, or in addition, in connection with any applicable taxable or tax withholding event, Participant authorizes the

Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (a) withholding from Participant’s wages or other cash compensation paid to Participant by the Company or the Employer, (b) withholding from proceeds of the sale of Shares acquired upon vesting of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent) and/or (c) requiring Participant to tender a cash payment to the Company or an Affiliate in the amount of the Tax-Related Items; provided, however, that if Participant is a Section 16 officer of the Company under the Act, the withholding methods described in this Section 3 (a), (b) and (c) will only be used if the Committee (as constituted to satisfy Rule 16b-3 of the Act) determines, in advance of the applicable withholding event, that one such withholding method will be used in lieu of withholding Shares.
Depending on the withholding method, the Company may withhold for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
4.    Nature of Grant. In accepting the RSUs, Participant acknowledges, understands and agrees that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be amended, altered or discontinued by the Company at any time, to the extent permitted by the Plan;
(b)    the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;
(c)    all decisions with respect to future restricted stock unit grants, if any, will be at the sole discretion of the Company;
(d)    Participant is voluntarily participating in the Plan;
(e)    the RSUs and the Shares subject to the RSUs are not intended to replace any pension rights or compensation;
(f)    the RSUs and the Shares subject to the RSUs, and the income and value of same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)    the RSU grant and Participant’s participation in the Plan will not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Affiliate and will not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate Participant’s employment or service relationship (if any);

(h)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(i)    no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from Participant ceasing to provide employment or other services to the Company or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) or from cancellation of the RSUs or recoupment of any financial gain resulting from the RSUs as described in Section 6 below and, in consideration of the grant of the RSUs to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company or the Employer, waives the ability, if any, to bring any such claim and releases the Company, the Employer and any Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant will be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims;
(j)    in the event of termination of Participant’s employment or other services (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), Participant’s right to vest in the RSUs under the Plan, if any, will terminate effective as of the date that Participant is no longer actively providing services, or will be measured with reference to such date in the case of a Group Termination Event, Involuntary Loss of Job, Retirement or termination by reason of death or disability, and will not be extended by any notice period (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of this RSU grant (including whether Participant may still be considered to be providing services while on an approved leave of absence);
(k)    unless otherwise provided in the Plan or by the Company, in its discretion, the RSUs and the benefits evidenced by this Award Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(l)    neither the Company, nor the Employer nor any Affiliate will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.
5.    Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in the Award Agreement and any other RSU grant materials by and among, as applicable, the Employer, the Company and any Affiliate for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
Participant understands that Data may be transferred to UBS, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. Participant authorizes the Company, UBS and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, Participant’s employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing consent is that the Company would not be able to grant RSUs or other equity awards to Participant or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.
6.    Recoupment Provision. In the event that Participant commits fraud or engages in intentional misconduct that results in a need for the Company to restate its financial statements, then the Committee may direct the Company to (i) cancel any outstanding portion of the RSUs and (ii) recover all or a portion of the financial gain realized by Participant through the RSUs.
7.    Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

8.    Choice of Law and Venue. The RSU grant and the provisions of this Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to such state’s conflict of laws or provisions, as provided in the Plan. For purposes of litigating any dispute that arises under this grant or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Delaware and agree that such litigation shall be conducted in the courts of New Castle County, Delaware, or the federal courts for the United States for the District of Delaware, where this grant is made and/or to be performed.
9.    Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
10.    Appendix. Notwithstanding any provisions in this Award Agreement, the RSUs and the Shares subject to the RSUs shall be subject to any special terms and conditions for Participant’s country set forth in the Appendix. Moreover, if Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.
11.    Imposition of Other Requirements. This grant is subject to, and limited by, all applicable laws and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Participant agrees that the Company shall have unilateral authority to amend the Plan and this Award Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to the issuance of Shares. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
12.    Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other participant in the Plan.

13.    Acknowledgement & Acceptance within 120 Days. This grant is subject to acceptance, within 120 days of the Grant Date, by electronic acceptance through the website of UBS, the Company’s stock plan administrator. Failure to accept the RSUs within 120 days of the Grant Date may result in cancellation of the RSUs.

Signed for and on behalf of the Company:

__________________________________
David D. Petratis
Chairman and Chief Executive Officer
Allegion plc

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933

APPENDIX

ALLEGION PLC
INCENTIVE STOCK PLAN OF 2013

STOCK OPTION AWARD AGREEMENT
AND
RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR NON-U.S. PARTICIPANTS

This Appendix includes special terms and conditions applicable to Participant if Participant is in one of the countries listed below. These terms and conditions supplement or replace (as indicated) the terms and conditions set forth in the Stock Option Award Agreement and/or the Restricted Stock Unit Award Agreement (the “Award Agreement”), as applicable. Unless otherwise defined herein, the terms defined in the Plan or the Award Agreement, as applicable, shall have the same meanings in this Appendix. Both the Option and the RSUs shall be referred to herein as the “Award.”
This Appendix also includes information relating to exchange control and other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of October 2013. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Option is exercised or the RSUs vest or the Shares acquired under the Plan are sold.

In addition, the information is general in nature and may not apply to Participant’s particular situation. The Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, if Participant is a citizen or resident of a country other than the one in which he or she is currently working, or if Participant transfers employment or residency to another country after the Award is granted, the information contained herein may not be applicable to Participant.

AUSTRALIA
Securities Law Information. If Participant acquires Shares under the Plan and subsequently offers the Shares for sale to a person or entity resident in Australia, such an offer may be subject to disclosure requirements under Australian law and Participant should obtain legal advice regarding any applicable disclosure requirements prior to making any such offer.

BELGIUM
Vesting and Exercisability. This provision replaces Section 1(e) of the Stock Option Award Agreement:
Notwithstanding the provisions of Section 1(a) through (d) above, if Participant’s employment terminates due to retirement under the retirement provisions of local law in Participant’s country (“Retirement”), all unvested Options shall continue to vest according to their original vesting schedule and Participant shall have 5 years from the date of termination of active employment to exercise all vested Options.

Vesting and Issuance of Shares; Dividend Equivalents. This provision replaces Section 1(f) of the Restricted Stock Unit Award Agreement:
Notwithstanding the provisions of Section 1(c) through (e) above, if Participant’s employment terminates due to retirement under the retirement provisions of local law in Participant’s country (“Retirement”), the Shares subject to the RSUs shall continue to vest according to the schedule set forth in Section 1(a), notwithstanding such termination of employment.
Acknowledgement and Acceptance within 120 Days. This provision supplements Section 13 of the Stock Option Award Agreement:
In addition to accepting the Option electronically through the website of UBS, the Company’s stock option administrator, Participant must sign and return one of the following two forms regarding the acceptance of the Option:

2013 Stock Option Award
Acceptance Form

I hereby agree to the following:

___ I accept the award of Stock Options offered to me on [insert grant date]. I understand that as a result of signing this letter prior to [insert date] and returning it to Arnaud Bollie, I will be subject to Belgian income tax(*) on 23% of the value of the Shares underlying my award at the time of grant.

OR

___ I accept the award of Stock Options offered to me on [insert grant date]. I understand that as a result of signing this letter prior to [insert date] and returning it to Arnaud Bollie, I will be subject to Belgian income tax(*) on the value of my award at the time of grant. In addition, I hereby undertake that I shall not transfer the Stock Options and shall not exercise the Stock Options before [insert date]. This undertaking is made pursuant to article 43 of the Law of March 26, 1999, with a view to obtaining the reduced lump sum valuation percentage of 11.5% of the value of the Shares underlying my award at the time of grant.

Name:

______________________________________

Signature:

______________________________________

Date:

______________________________________

In case of acceptance of your award in writing within 60 days from the Grant Date, you are requested to fill an identical form in Dutch on which you need to tick one of the choices above, sign, date and return the Dutch letter (hard copy with wet signature) to Arnaud Bollie prior to [insert date].

(*) In both cases mentioned above, your marginal rate of income tax will apply to and amount valued on the basis of the 11.5% or 23% valuation percentages mentioned above. The Company understands that this benefit is, under the given facts, not subject to Belgian social security contributions.

The Company does not provide tax advice. You are responsible to seek your own tax advice as appropriate.

2013 Stock Option Award

I confirm I have received an award of Stock Options offered to me on [insert grant date]. I have been informed that my signature on an Acceptance Form prior to [insert date] will cause the award to be taxed at the time of grant, based on a 23% or 11.5% valuation depending on my choice to exercise or not before [insert date].

I fully understand that by not signing the Acceptance Form that has been offered to me by the Company prior to [insert date], my award will not be taxed at grant. In this case, the current practice of the Belgian tax authorities(*) is to tax the exercise of Stock Options at the marginal tax rate of the individual at the time of exercise, whereby the taxable amount is the difference between the fair market value of the Shares and the exercise price. In this case, social security contributions may also be due on the taxable amount if the costs of the Stock Options are directly or indirectly charged by the Company to the Belgian employer or if the Company is not granting the Stock Options at its discretion but rather at the instruction of the Belgian employer.

Name:

______________________________________

Signature:

______________________________________

You are requested to sign and return this letter (hard copy with wet signature) indicating your understanding of the choice made not to accept the stock option grant within 60 days to Arnaud Bollie prior to [insert date].

(*)The Company does not provide tax advice. You are responsible to seek your own tax advice as appropriate.

CANADA
Form of Payment for Options. Due to legal restrictions in Canada, Participant may not pay the exercise price or Tax-Related Items by surrendering Shares that he or she already owns or by attesting to the ownership of Shares.

Vesting and Issuance of Shares; Dividend Equivalents. This provision supplements Section 1 of the Restricted Stock Unit Award Agreement:

The grant of the Award does not provide any right for Participant to receive a cash payment and the Award will be settled in Shares only.

Securities Law Information. Participant is permitted to sell Shares acquired under the Plan through UBS or such other broker designated under the Plan, provided that the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. The Company's ordinary shares are currently traded on the New York Stock Exchange which is located outside of Canada, under the ticker symbol “ALLE” and Shares acquired under the Plan may be sold through this exchange.

The following provisions will apply to Participant if he or she is a resident of Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Award Agreement, including this Appendix, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement Relatif à la Langue Utilisée. Les parties reconnaissent avoir expressément souhaité que la convention («Award Agreement») ainsi que cette Annexe, ainsi que tous les documents, avis et procédures judiciares, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention, soient rédigés en langue anglaise.
Data Privacy. This provision supplements Section 5 of the Award Agreement:

Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Participant further authorizes the Company, its Affiliates and UBS (or any other stock plan service provider that may be selected by the Company to assist with the Plan) to disclose and discuss the Plan with their respective advisors. Participant further authorizes the Company and its Affiliates to record such information and to keep such information in Participant’s employee file.

Foreign Asset Reporting Information. Participant is required to report his or her foreign property on form T1135 (Foreign Income Verification Statement) if the total value of the foreign property exceeds C$100,000 at any time in the year. The form must be filed by April 30 of the following year. Foreign property includes Shares acquired under the Plan and may include the Option granted under the Plan. Participant is advised to consult with his or her personal legal advisor to ensure compliance with applicable reporting obligations.

CHINA
Vesting and Exercisability.  The following provisions replace Section 1 of the Stock Option Award Agreement:
Participant’s right to purchase Shares subject to the Option shall vest in three equal installments on each of the first three anniversaries of the Grant Date, subject to receipt of SAFE Approval (as defined below) and Participant’s continued employment with the Company or an Affiliate on each such anniversary.  Subject to the provisions below, the term of the Option shall be 10 years from the Grant Date.
Notwithstanding the foregoing or any other provision of this Stock Option Award Agreement, the Option shall not vest unless and until the Company receives all necessary approvals from the State Administration of Foreign Exchange (“SAFE”) to offer equity awards in China (“SAFE Approval”).  Once SAFE Approval has been received and provided Participant has remained employed by the Employer, the Company or an Affiliate from the Grant Date through the date SAFE Approval is obtained, Participant will receive vesting credit for that portion of the Option that would have vested prior to obtaining SAFE Approval, if applicable, and the remaining portion of the Option will vest in accordance with the schedule set forth in this Stock Option Award Agreement.  If Participant’s employment terminates prior to the receipt of SAFE Approval, all unvested Options will be cancelled as of the date of termination of employment and Participant shall have no right or interest in such Options.

If Participant’s employment terminates after the receipt of SAFE Approval, Participant’s rights with respect to the Option after termination of Participant’s employment shall be as set forth below:
(a)    If Participant’s employment terminates by reason of voluntary resignation or a performance based  termination, (including, but not limited to, poor performance or fit with the Company and/or an Affiliate or behavior or results that are incompatible with continued employment), Participant’s right to exercise vested Options will expire 90 days following termination of active employment and all unvested Options shall be cancelled as of the date of termination of active employment.
(b)    If Participant’s employment terminates involuntarily by reason of a group termination (including, but not limited to, terminations resulting from sale of a business or division, outsourcing of an entire function, reduction in workforce or  closing of a facility) (a “Group Termination Event”), any unvested Options that would have vested within 12 months following such termination of active employment shall become fully vested, all other unvested Options shall be cancelled as of the date of termination of active employment and all vested Options shall remain exercisable for 6 months (or such longer period as may be permitted by SAFE, not to exceed 3 years) following termination of active employment.
(c)    If Participant’s employment terminates involuntarily by reason of job elimination, substantial change in the nature of Participant’s position or job relocation, Participant shall have 6 months (or such longer period as may be permitted by SAFE, not to exceed 1 year) from the date of termination of active employment to exercise vested Options  and all unvested Options will be cancelled as of the date of termination of active employment.

(d)    If Participant’s employment terminates due to disability, all unvested Options shall vest as of the date of such termination of employment and vested Options shall remain exercisable for 6 months (or such longer period as may be permitted by SAFE, not to exceed 3 years) following termination of employment .
(e)    Notwithstanding the provisions of Section 1(a) through (d) above, if Participant’s employment terminates after attainment of age 55 with at least 5 years of service (“Retirement”), all unvested Options shall vest as of the date of such termination of employment and vested Options shall remain exercisable for 6 months (or such longer period as may be permitted by SAFE, not to exceed 5 years) following termination of employment.
(f)    Notwithstanding the provisions of Section 1(e) above, if Participant’s employment terminates due to death, all unvested Options shall vest as of the date of such termination of employment and vested Options shall remain exercisable for 6 months (or such longer period as may be permitted by SAFE, not to exceed 3 years) following termination of employment.
(g)    Notwithstanding the provisions of Section 1(a) through (e) above, if Participant’s employment terminates due to an Involuntary Loss of Job that occurs between the Grant Date and the first anniversary of completion of the Allegion Spinoff (i.e., December 1, 2014), any unvested Options shall become fully vested as of the date of  such termination of employment and all vested Options shall remain exercisable for 6 months (or such longer period as may be permitted by SAFE, not to exceed 3 years or, if Participant has attained age 55 with at least 5 years of service as of such date, 5 years) from the date of such termination of employment.
(h)    In the event Participant’s employment is terminated for cause, all Options, whether vested or unvested, shall be cancelled immediately upon termination of active employment.  For purposes of this Section 1(h), “cause” shall mean (i) any action by Participant involving willful malfeasance or willful gross misconduct having a demonstrable adverse effect on the Company or an Affiliate; (ii) Participant being convicted of a felony under the laws of the United States or any state or district (or the equivalent in any foreign jurisdiction); or (iii) any material violation of the Company’s code of conduct, as in effect from time to time.
(i)    In no event shall any portion of the Options be exercisable more than 10 years after the Grant Date.
Form of Payment for Options. To facilitate compliance with any applicable laws or regulations in China, Participant will be required to pay the exercise price through the delivery of irrevocable instructions to a broker to sell all of the Shares obtained upon exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate exercise price for the Shares being purchased. The remaining proceeds of the sale of the Shares, less any Tax-Related Items and broker’s fees or commissions, will be remitted to Participant in accordance with any applicable exchange control laws and regulations. The Company reserves the right to allow additional forms of payment depending on the development of local law.

Vesting and Issuance of Shares; Dividend Equivalents.  The following provisions replace Section 1 of the Restricted Stock Unit Award Agreement:
(a)    Participant’s right to receive Shares subject to the RSUs shall vest in three equal installments on each of the first three anniversaries of the Grant Date (each anniversary being a “Vesting Date”), subject to receipt of SAFE Approval (as defined below) and Participant’s continued employment with the Company or an Affiliate on each such anniversary.
Notwithstanding the foregoing or any other provision of this Restricted Stock Unit Award Agreement, Participant’s right to receive Shares subject to the RSUs shall not vest unless and until the Company receives all necessary approvals from the State Administration of Foreign Exchange (“SAFE”) to offer equity awards in China (“SAFE Approval”).  Once SAFE Approval has been received and provided Participant has remained employed by the Employer, the Company or an Affiliate from the Grant Date through the date SAFE Approval is obtained, Participant will receive vesting credit for that portion of Shares subject to the RSUs that would have vested prior to obtaining SAFE Approval, if applicable, and the remaining portion of Shares subject to the RSUs will vest in accordance with the schedule set forth in this Restricted Stock Unit Award Agreement.  If Participant’s employment terminates prior to the receipt of SAFE Approval, all unvested RSUs shall be forfeited as of the date of termination of employment and Participant shall have no right to or interest in such RSUs or the underlying Shares.
(b)    Participant shall be entitled to receive an amount equal to any cash dividend paid by the Company upon one Share for each RSU held by Participant when such dividend is paid (“Dividend Equivalent”), provided that, (i) Participant shall have no right to receive the Dividend Equivalents unless and until the associated RSUs vest, (ii) Dividend Equivalents shall not accrue interest, and (iii) Dividend Equivalents shall be paid in cash at the time that the associated RSUs vest.
(c)    If, after receipt of SAFE Approval, Participant’s employment terminates involuntarily by reason of a group termination (including, but not limited to, terminations resulting from sale of a business or division, outsourcing of an entire function, reduction in workforce or  closing of a facility) (a “Group Termination Event”), the number of Shares subject to the RSUs that would have vested within 12 months of termination of Participant’s active employment shall vest as of the date of termination of active employment (such date also being a “Vesting Date”) and all other RSUs and associated Dividend Equivalents shall be forfeited as of the date of termination of active employment, and Participant shall have no right to or interest in such RSUs, the underlying Shares or any associated Dividend Equivalents.
(d)    If, after receipt of SAFE Approval,  Participant’s employment terminates due to an Involuntary Loss of Job that occurs between the Grant Date and the first anniversary of completion of the Allegion Spinoff (i.e., December 1, 2014), the Shares subject to the RSUs that have not yet vested shall vest as of the date of such termination of employment (such date also being a “Vesting Date”).
(e)    If, after receipt of SAFE Approval, Participant’s employment terminates by reason of disability, the Shares subject to the RSUs that have not yet vested shall vest as of the date of such termination of employment (such date also being a “Vesting Date”).

(f)    Notwithstanding the provisions of Section 1(c) through (e) above, if, after receipt of SAFE approval, Participant’s employment terminates after attainment of age 55 with at least 5 years of service (“Retirement”), the Shares subject to the RSUs that have not yet vested shall vest as of the date of such termination of employment (such date also being a “Vesting Date”).
(g)    Notwithstanding the provisions of Section 1(f) above, if, after receipt of SAFE Approval, Participant’s employment terminates due to death, the Shares subject to the RSUs that have not yet vested shall vest as of the date of such termination of employment (such date also being a “Vesting Date”).
(h)    If Participant’s employment terminates (i) for any reason or in any circumstances other than those specified in Section 1(c) through (g) above or (ii) for cause in the circumstances specified in Section 1(f) above, all unvested RSUs and associated Dividend Equivalents shall be forfeited as of the date of termination of active employment and Participant shall have no right to or interest in such RSUs, the underlying Shares or any associated Dividend Equivalents.  For purposes of this Section 1(h), “cause” shall mean (x) any action by Participant involving willful malfeasance or willful gross misconduct having a demonstrable adverse effect on the Company or an Affiliate; (y) Participant being convicted of a felony under the laws of the United States or any state or district (or the equivalent in any foreign jurisdiction); or (z) any material violation of the Company’s code of conduct, as in effect from time to time.
(i)    On or as soon as administratively practicable following each Vesting Date, the Company shall cause to be issued to Participant Shares with respect to the RSUs that become vested on such Vesting Date.  Such Shares shall be fully paid and non-assessable.  Participant will not have any of the rights or privileges of a shareholder of the Company in respect of any Shares subject to the RSUs unless and until such Shares have been issued to Participant.
(j)    To facilitate compliance with any applicable laws or regulations in China, Participant agrees and acknowledges that the Company (or a brokerage firm instructed by the Company, if applicable) is entitled to (i) immediately sell all Shares issued to Participant at vesting (on Participant’s behalf and at Participant’s direction pursuant to this authorization), either at the time of vesting or when Participant ceases employment with the Employer, the Company or an Affiliate, or (ii) require that any Shares acquired under the Plan be held with a Company-designated broker until such shares are sold. Without limitation to the foregoing, if Participant’s employment terminates and Participant holds or acquires any Shares at that time, Participant (or, in circumstances where Participant’s employment terminates due to death, Participant’s estate or the person(s) who acquired the right to the Shares under applicable law) will be required to sell all Shares prior to the last trading day of the fifth month following termination of employment. If the Shares have not been sold by such date, the Company-designated broker will automatically sell all Shares on Participant’s behalf on or as soon as practicable after the last trading day of the fifth month following termination of employment and in no event later than six months following termination of employment. Participant also agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the Company’s designated brokerage firm) to effectuate the sale of the Shares and acknowledges that neither the Company nor the designated brokerage firm is under any obligation to arrange for such sale of the Shares at any particular price (it being understood that the sale will occur at the then-current market price) and that broker’s fees or commissions may be incurred in any such sale. In any event, when the Shares acquired under the Plan are sold, the proceeds of the sale of the Shares, less any Tax-Related Items and broker’s fees or commissions, will be remitted to Participant in accordance with applicable exchange control laws and regulations.
Exchange Control Restrictions. Participant understands and agrees that, if he or she is a PRC national and subject to exchange control restrictions in China, he or she will be required to immediately repatriate the proceeds of the sale of Shares and any cash dividends or Dividend Equivalents to China. Participant further understands that the repatriation of such funds may need to be effected through a special exchange control account established by the Company or an Affiliate and he or she hereby consents and agrees that such funds may be transferred to such special account prior to being delivered to Participant’s personal account. Participant also understands that the Company will deliver any sale proceeds, cash dividends or Dividend Equivalents to Participant as soon as practicable, but that there may be delays in distributing the funds due to exchange control requirements in China. Proceeds may be paid to Participant in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid in U.S. dollars, Participant will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid in local currency, the Company is under no obligation to secure any particular currency conversion rate and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions, and Participant agrees to bear any currency fluctuation risk between the time the Shares are sold and the time (i) the Tax-Related Items are converted to local currency and remitted to the tax authorities and/or (ii) the net proceeds are converted to local currency and distributed to Participant. Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

FRANCE
Award Not Tax-Qualified. The Award is not intended to be French tax-qualified.

Vesting and Exercisability. This provision replaces Section 1(e) of the Stock Option Award Agreement:
Notwithstanding the provisions of Section 1(a) through (d) above, if Participant’s employment terminates due to retirement under the retirement provisions of local law in Participant’s country (“Retirement”), all unvested Options shall continue to vest according to their original vesting schedule and Participant shall have 5 years from the date of termination of active employment to exercise all vested Options.
Vesting and Issuance of Shares; Dividend Equivalents. This provision replaces Section 1(f) of the Restricted Stock Unit Award Agreement:
Notwithstanding the provisions of Section 1(c) through (e) above, if Participant’s employment terminates due to retirement under the retirement provisions of local law in Participant’s country (“Retirement”), the Shares subject to the RSUs shall continue to vest according to the schedule set forth in Section 1(a), notwithstanding such termination of employment.
Consent to Receive Information in English. In accepting the Award, the Participant confirms having read and understood the documents relating to the Award (the Plan and the Award Agreement including this Appendix), which were provided in English. The Participant accepts the terms of those documents accordingly.

En acceptant cette Attribution, le Participant confirme avoir lu et compris les documents relatifs à cette Attribution (le Plan, le Contrat d’Attribution incluant cette Annexe), qui ont été remis en langue anglaise. Le Participant accepte les termes de ces documents en conséquence.

Foreign Account Reporting Information. Participant is required to report any foreign accounts, whether open, current or closed, to the French tax authorities when filing his or her annual tax return.
HONG KONG
Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”).

Securities Law Information. The Award and the Shares issued upon exercise of the Option or vesting of the RSUs do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or its Affiliates.

The Award Agreement, including this Appendix, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. If Participant has questions about any of the contents of the Award Agreement, including this Appendix, or the Plan, he or she should contact a legal or other professional advisor.

ITALY
Form of Payment for Options. Due to legal restrictions in Italy, Participant will be required to pay the exercise price through the delivery of irrevocable instructions to a broker to sell all of the Shares obtained upon exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate exercise price for the Shares being purchased. The remaining proceeds of the sale of the Shares, less any Tax-Related Items and broker’s fees or commissions, will be remitted to Participant. The Company reserves the right to allow additional forms of payment depending on the development of local law.

Vesting and Exercisability. This provision replaces Section 1(e) of the Stock Option Award Agreement:
Notwithstanding the provisions of Section 1(a) through (d) above, if Participant’s employment terminates due to retirement under the retirement provisions of local law in Participant’s country (“Retirement”), all unvested Options shall continue to vest according to their original vesting schedule and Participant shall have 5 years from the date of termination of active employment to exercise all vested Options.

Vesting and Issuance of Shares; Dividend Equivalents. This provision replaces Section 1(f) of the Restricted Stock Unit Award Agreement:
Notwithstanding the provisions of Section 1(c) through (e) above, if Participant’s employment terminates due to retirement under the retirement provisions of local law in Participant’s country (“Retirement”), the Shares subject to the RSUs shall continue to vest according to the schedule set forth in Section 1(a), notwithstanding such termination of employment.
Data Privacy. This provision replaces Section 5 of the Award Agreement.

Participant understands that the Employer, the Company and any Affiliate may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Affiliate, details of all Awards, or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor and will process such data for the exclusive purpose of implementing, managing and administering the Plan (“Data”) and in compliance with applicable laws and regulations.

Participant also understands that providing the Company with Data is mandatory for compliance with local law and necessary for the performance of the Plan and that Participant’s refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan. The Controller of personal data processing is Allegion plc, with registered offices at Earlsfort Centre, Earlsfort Terrace, Dublin, Ireland.

Participant understands that Data will not be publicized, but it may be accessible by the Employer and its internal and external personnel in charge of processing of such Data and by the data processor (the “Processor”), if any. An updated list of Processors and other transferees of Data is available upon request from the Employer. Furthermore, Data may be transferred to banks, other financial institutions, or brokers involved in the management and administration of the Plan. Participant understands that Data may also be transferred to the independent registered public accounting firm engaged by the Company. Participant further understands that the Company and/or any Affiliate will transfer Data among themselves as necessary for the purpose of implementing, administering and managing Participant’s participation in the Plan, and that the Company and/or any Affiliate may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer of Data to a broker or other third party with whom Participant may elect to deposit any Shares acquired at exercise of the Option and/or vesting of the RSUs. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing Participant’s participation in the Plan. Participant understands that these recipients may be acting as controllers, Processors or persons in charge of processing, as the case may be, in accordance with local law and may be located in or outside the European Economic Area in countries such as in the United States that might not provide the same level of protection as intended under Italian data privacy laws. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.

Participant understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require Participant’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, Participant has the right to, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the Data processing. Participant should contact the Employer in this regard.

Furthermore, Participant is aware that Data will not be used for direct marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting Participant’s human resources department.

Foreign Asset Reporting Information. Italian residents who, at any time during the fiscal year, hold investments abroad and/or foreign financial assets (e.g., vested Options, Shares, cash) which may generate income taxable in Italy are required to report such investments and assets on their annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due. These reporting obligations also apply to Italian residents who are the beneficial owners of the investments abroad or foreign financial assets. These reporting requirements have recently been amended and further regulations and clarifications are expected. Participant is advised to consult with his or her personal legal advisor to ensure compliance with applicable reporting obligations.

MEXICO
Labor Law Policy and Acknowledgment. In accepting the Award, Participant expressly recognizes that Allegion plc, with registered offices at Block D, Iveagh Court, Harcourt Road, Dublin 2, Ireland, is solely responsible for the administration of the Plan and that Participant’s participation in the Plan and acquisition of Shares do not constitute an employment relationship between Participant and the Company since Participant is participating in the Plan on a wholly commercial basis and Participant’s sole Employer is a Mexican Subsidiary or Affiliate of the Company (“Allegion-Mexico”). Based on the foregoing, Participant expressly recognizes that the Plan and the benefits that Participant may derive from his or her participation in the Plan do not establish any rights between Participant and Allegion-Mexico, and do not form part of the employment conditions and/or benefits provided by Allegion-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Participant’s employment.
Participant further understands that his or her participation in the Plan is a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue Participant’s participation at any time without any liability to Participant.
Finally, Participant hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and Participant therefore grants a full and broad release to the Company, its Affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.

Política de la Ley Laboral y Reconocimiento. Aceptando este Premio (Award), el Participante reconoce expresamente que Allegion plc, con oficinas registradas ubicadas a Block D, Iveagh Court, Harcourt Road, Dublin 2, Ireland, es el único responsable de la administración del Plan y que participación del Participante en el mismo y la adquisición de Acciones no constituye de ninguna manera una relación laboral entre el Participante y la Compañía, debido a que la participación de esa persona en el Plan deriva únicamente de una relación comercial y el único Patrón del participante es una Subsidiaria o Afiliada Mexicana de la Compañía (“Allegion-México”). Derivado de lo anterior, el Participante reconoce expresamente que el Plan y los beneficios que pudieran derivar para el Participante por su participación en el mismo, no establecen ningún derecho entre el Participante e Allegion-México, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por Allegion-México, y cualquier modificación al Plan o la terminación del mismo de ninguna manera podrá ser interpretada como una modificación o desmejora de los términos y condiciones de trabajo del Participante.
Asimismo, el Participante reconoce que su participación en el Plan es resultado de la decisión unilateral y discrecional de la Compañía, por lo tanto, la Compañía se reserva el derecho absoluto para modificar y/o discontinuar la participación del Participante en cualquier momento, sin ninguna responsabilidad hacia el Participante.
Finalmente el Participante manifiesta que no se reserva ninguna acción o derecho que ejercitar en contra dela Compañía, por cualquier compensación o daños o perjuicios en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia exime amplia y completamente a la Compañía, sus Afiliadas, sucursales, oficinas de representación, sus accionistas, administradores, agentes y representantes legales con respecto a cualquier reclamo que pudiera surgir.
NEW ZEALAND

There are no country-specific provisions.
TURKEY
Securities Law Information.  Under Turkish law, Participant is not permitted to sell any Shares acquired under the Plan in Turkey.  The Shares are currently traded on the New York Stock Exchange, which is located outside of Turkey, under the ticker symbol “ALLE” and the Shares may be sold through this exchange.
Exchange Control Information. Turkish residents are required to use a financial intermediary institution approved under the Capital Market Law to acquire or sell shares traded on a foreign market. This requirement should not apply to the acquisition of shares pursuant to RSUs as such shares are generally acquired without consideration paid by Participant.

UNITED KINGDOM (THE “U.K.”)
Vesting and Exercisability. This provision replaces Section 1(e) of the Stock Option Award Agreement:
Notwithstanding the provisions of Section 1(a) through (d) above, if Participant’s employment terminates due to retirement under the retirement provisions of local law in Participant’s country (“Retirement”), all unvested Options shall continue to vest according to their original vesting schedule and Participant shall have 5 years from the date of termination of active employment to exercise all vested Options.

Vesting and Issuance of Shares; Dividend Equivalents. This provision replaces Section 1(f) of the Restricted Stock Unit Award Agreement:
Notwithstanding the provisions of Section 1(c) through (e) above, if Participant’s employment terminates due to retirement under the retirement provisions of local law in Participant’s country (“Retirement”), the Shares subject to the RSUs shall continue to vest according to the schedule set forth in Section 1(a), notwithstanding such termination of employment.
Responsibility for Taxes. This provision supplements Section 3 of the Award Agreement:

If payment or withholding of the income tax due in connection with the Award is not made within ninety (90) days of the event giving rise to the income tax liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax will constitute a loan owed by Participant to the Employer, effective on the Due Date. Participant agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in the Section 3 of the Award Agreement. Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Act), he or she will not be eligible for such a loan to cover the income tax liability. In the event that Participant is such a director or executive officer and the income tax is not collected from or paid by Participant by the Due Date, the amount of any uncollected income tax will constitute a benefit to Participant on which additional income tax and national insurance contributions will be payable. Participant is responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer (as applicable) for the value of any employee national insurance contribution due on this additional benefit, which may be collected from Participant by the Company or the Employer at any time thereafter by any of the means referred to in Section 3 of the Award Agreement.